Exhibit 20.1

UNANIMOUS CONSENT IN LIEU OF A SPECIAL

MEETING OF DIRECTORS OF

MARIJUANA COMPANY OF AMERICA, INC.

The undersigned, being all of the directors of Marijuana Company of America, Inc., a corporation of the State of Utah (the “Corporation”), do hereby authorize and approve the actions set forth in the following resolutions without the formality of convening a meeting, and do hereby consent to the following actions of this Corporation, which actions are hereby deemed affective as of the date hereof:

RESOLVED: That the Corporation amend its articles of incorporation to change the par value of its common stock from $0.001 to $0.000 per share.

RESOLVED FURTHER: That the Board calls for a Special Meeting of the Shareholders to consider and approve the corporate action, or in lieu thereof, obtain the written consent from a majority of the shareholders eligible to vote to approve the corporate action.

RESOLVED FURTHER: that each of the officers of the Corporation be, and they hereby are, authorized and empowered to execute and deliver such documents, instruments and papers and to take any and all other action as they or any of them may deem necessary or appropriate of the purpose of carrying out the intent of the foregoing resolutions and the transactions contemplated thereby; and that the authority of such officers to execute and deliver any such documents, instruments and papers and to take any such other action shall be conclusively evidenced by their execution and delivery thereof or their taking thereof.

The undersigned, by affixing their signatures hereto, do hereby consent to, authorize, and approve the foregoing actions in their capacity as all of the directors of Marijuana Company of America, Inc.

Dated: February 4, 2022

/s/Jesus Quintero	/s/ Edward Manolos
Jesus M. Quintero, Director Chairman of the Board	Edward Manolos, Director

/s/ Marco Guerrero	/s/ Tad Mailander
Marco Guerrero, Director	Tad Mailander, Director